EXHIBIT 99

Contact:	Judith Wawroski, Treasurer and Principal Financial Officer
International Bancshares Corporation
(956) 722-7611

FOR IMMEDIATE RELEASE:

IBC Reports 2020 Earnings

LAREDO, Texas—(BUSINESS WIRE)— August 6, 2020—International Bancshares Corporation (NASDAQ:IBOC), one of the largest independent bank holding companies in Texas, today reported net income for the three months ended June 30, 2020 was $41.5 million or $.65 diluted earnings per common share ($.66 per share basic), compared to $50.0 million or $.76 diluted earnings per common share ($.76 per share basic) for the same period in 2019, representing a decrease of 14.5 percent in diluted earnings per share and a decrease of 17.0 percent in net income.  Net income for the six months ended June 30, 2020 was $76.3 million or $1.19 diluted earnings per common share ($1.19 per share basic), compared to $101.9 million or $1.55 diluted earnings per common share ($1.55 per share basic) for the same period of 2019, representing a decrease of 23.2 percent in diluted earnings per share and a decrease of 25.1 percent in net income.

Net income for the six months ended June 30, 2020 was primarily impacted by an increase in the provision for credit losses arising from economic downturn that occurred in the first and second quarter as a result of COVID-19 and the impact that downturn had on our allowance for credit loss calculation for those periods. We adopted the provisions of ASU 2016-13 on January 1, 2020, resulting in a transition from the long-standing incurred loss model to an expected credit loss model that recognizes credit losses over the life of a financial asset. Under the new model, our provision for credit losses increased to $22.0 million, net of tax for the six months ended June 30, 2020. Net income was also impacted by the Federal Reserve Board action to rapidly decrease interest rates in March 2020.

In March 2020, the World Health Organization recognized the outbreak of the novel Coronavirus Disease 2019 (“COVID-19”) as a pandemic. The global health crisis from COVID-19 and government responses to the crisis have created never seen before consequences and disruption in all areas of the U.S. and global economies. We have continued to work with our customers to assist them through these difficult times and we are capitalizing on our strong capital position and strong liquidity to ensure that we are correctly positioned and have the financial strength to navigate the crisis to protect our company, our employees, our customers and our shareholders. We are working with our customers on a case-by-case basis on temporary deferrals of interest and/or principal payments on loans and have taken an active role in assisting customers in obtaining loans through the Small Business Administration’s Paycheck Protection Program.

“The global health crisis resulting from COVID-19 has impacted our business and may continue to impact our business as long as future economic conditions remain unclear. Despite these uncertain times, we continue to be confident in our exceptionally strong capital position, significant liquidity, strong relationship deposit base and responsive management strategies to guide us through the crisis aimed at providing superior returns to our shareholders as we have for the past 54 years. We remain fully committed to making the best decisions possible as we navigate the effects of the crisis to protect the future of our Company for our customers, employees, and shareholders,” said Dennis E. Nixon President and CEO.

Total assets at June 30, 2020 were $13.3 billion compared to $12.1 billion at December 31, 2019.  Total net loans were $7.4 billion at June 30, 2020 compared to $6.8 billion at December 31, 2019. Deposits were $10.0 billion at June 30, 2020 compared to $8.8 billion at December 31, 2019.

IBC is a multi-bank financial holding company headquartered in Laredo, Texas, with 187 facilities and 282 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.